Pricing Supplement to the Prospectus dated January 5, 2007 and the
                  Prospectus Supplement dated February 28, 2007

      [RBC LOGO]  US$3,817,000

                  Royal Bank of Canada
                  Contingent Risk Bullish Notes
                  Linked to the S&P 500(R) Index, due February 18, 2009

Issuer:                    Royal Bank of Canada ("Royal Bank")
Issue:                     Senior Global Medium-Term Notes, Series C
Trade Date:                July 15, 2008
Issue Date:                July 18, 2008
Maturity Date and Term:    February 18, 2009 (resulting in a term to maturity of
                           approximately seven months)
Coupon:                    We will not pay you interest during the term of the
                           Notes.
Underlying Index:          The return on the Notes is linked to the performance
                           of the S&P 500(R) Index (the "Index").
                           Underlying Index          Initial Index Level
                           ----------------          -------------------
                           The S&P 500(R) Index      1214.91
Minimum Investment:        US$1,000 (Subject to such other restrictions, as may
                           be applicable to such investors under the private
                           offering rules of any jurisdiction outside the United
                           States. See "Risk Factors--Non-U.S. Investors May Be
                           Subject to Certain Additional Risks.")
Denomination:              US$1,000 and integral multiples of US$1,000
                           thereafter (except that non-U.S. investors may be
                           subject to higher minimums).
Payment at Maturity:       The amount payable on each Note upon maturity will be
                           calculated as follows:
                           If the Final Index Level is greater than or equal to the Initial Index Level, whether or not a Barrier
                           Breach Event has occurred, then, at maturity, you will receive a cash payment equal to:

                              Principal Amount + ( Principal Amount x Contingent Coupon)

                           If the Final Index Level is less than the Initial Index Level and a Barrier Breach Event has occurred, then, at maturity, you will receive a cash payment equal to:

                              Principal Amount + (Principal Amount x Percentage Change)

                           If the Final Index Level is less than the Initial
                           Index Level and a Barrier Breach Event has not
                           occurred, then, at maturity, you will receive a cash
                           payment equal to the Principal Amount.
                           The Notes are not principal protected. You may lose
                           some or all of your initial investment.
Barrier:                   971.93 (80% of the Initial Index Level). A "Barrier
                           Breach Event" will occur if the level of the
                           Underlying Index closes below the Barrier on any
                           trading day from and excluding the Initial Valuation
                           Date, to and including the Final Valuation Date.
Contingent Coupon:         12.25%
Percentage Change:         The Percentage Change is calculated using the
                           following formula (expressed as a percentage):

                              Final Index Level - Initial Index Level
                              ---------------------------------------
                                        Initial Index Level

Initial Index Level:       The closing level of the Index on July 15, 2008 (the
                           "Initial Valuation Date").
Final Index Level:         The closing level of the Index on February 12, 2009
                           (the "Final Valuation Date").
Clearance and Settlement:  DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as
                           described under "Ownership and Book-Entry Issuance"
                           in the accompanying prospectus).
CUSIP Number:              78008GKY7
Listing:                   The Notes will not be listed on any securities
                           exchange or quotation system.
Calculation Agent:         The Bank of New York
Tax Treatment:             The United States federal income tax consequences of
                           your investment in the Notes are uncertain. In the opinion of our United States federal income tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid derivative contract with respect to the Index. If your Notes are so treated, you should generally recognize short-term capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. By purchasing a Note, you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to be bound for United States federal income tax purposes to the specific United States tax characterization of the Notes described in this pricing supplement.

Terms Incorporated in the  All of the terms appearing above this item on the
  Master Note              cover page of this pricing supplement and the terms
                           appearing under the caption "Specific Terms of the Note" below.

Investing in the Notes involves risks that are described in the "Risk Factors" section of this pricing supplement and page S-4 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of approximately $1.00 per $1,000 principal amount note and used a portion of that commission to allow selling concessions to other dealers of approximately $1.00 per $1,000 principal amount note. The price of the notes also included a profit of $2.50 per $1,000 principal amount earned by Royal Bank of Canada in hedging its exposure under the notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada was $3.50 per $1,000 principal amount note.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

"Standard & Poor's(R)", "Standard & Poor's 500", "S&P 500(R)" and "S&P(R)" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by RBC Capital Markets Corporation and its parent, Royal Bank.

                                                                                                              Proceeds to
                                                              Price to Public     Agent's Commission     Royal Bank of Canada
                                                              ---------------     ------------------     --------------------
Per Note.................................................        100%                 0.10%                   99.90%
Total....................................................     $3,817,000              $3,817                $3,813,183

                         RBC Capital Markets Corporation
                     Pricing Supplement dated July 15, 2008

                                                  TABLE OF CONTENTS

Pricing Supplement
Summary...............................................................................................         P-2
Risk Factors..........................................................................................         P-7
The Index.............................................................................................        P-12
Specific Terms of the Notes...........................................................................        P-15
Use of Proceeds and Hedging...........................................................................        P-20
Supplemental Tax Considerations.......................................................................        P-21
Supplemental Plan of Distribution.....................................................................        P-23

Prospectus Supplement
About This Prospectus Supplement......................................................................         S-1
Risk Factors..........................................................................................         S-1
Use of Proceeds.......................................................................................         S-4
Description of the Notes We May Offer.................................................................         S-5
Certain Income Tax Consequences.......................................................................        S-24
Supplemental Plan of Distribution.....................................................................        S-25
Documents Filed as Part of the Registration Statement.................................................        S-30

Prospectus
Documents Incorporated by Reference...................................................................           2
Where You Can Find More Information...................................................................           3
Further Information...................................................................................           3
About This Prospectus.................................................................................           4
Presentation of Financial Information.................................................................           5
Caution Regarding Forward-Looking Information.........................................................           5
Royal Bank of Canada..................................................................................           6
Risk Factors..........................................................................................           6
Use of Proceeds.......................................................................................           6
Consolidated Ratios of Earnings to Fixed Charges......................................................           7
Consolidated Capitalization and Indebtedness..........................................................           8
Description of Debt Securities........................................................................           9
Tax Consequences......................................................................................          26
Plan of Distribution..................................................................................          38
Benefits Plan Investor Considerations.................................................................          40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others...................          41
Validity of Securities................................................................................          41
Experts...............................................................................................          41
Supplemental Financial Statement Schedule.............................................................          42
Other Expenses of Issuance and Distribution...........................................................          45

                                     SUMMARY

     The Contingent Risk Bullish Notes due February 18, 2009, linked to the S&P 500(R) Index (the "Notes") are medium-term notes issued by Royal Bank offering a return linked to the performance of the S&P 500(R) Index (the "Index"). If the Index depreciates and a Barrier Breach Event has occurred, you will receive a negative return on the Notes and you may lose some or all of your initial investment. The following is a summary of the terms of the Notes, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Notes. The Notes may be offered to certain investors outside the United States in accordance with applicable local law. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the "prospectus" mean our accompanying prospectus, dated January 5, 2007, and references to the "prospectus supplement" mean our accompanying prospectus supplement, dated February 28, 2007, which supplements the prospectus. Capitalized terms used in this pricing supplement which are defined in the accompanying prospectus or prospectus supplement shall have the meanings assigned to them in the prospectus or prospectus supplement.

Selected Purchase Considerations:

o Exposure to Index Appreciation--The Notes are designed for investors who believe that the Index will appreciate between the Initial Valuation Date and the Final Valuation Date. You will receive a positive return on your Notes only if the Index appreciates. You will receive any such gains at maturity.

o Capped Return--If the Index appreciates between the Initial Valuation Date and the Final Valuation Date, you will receive a positive return on your Notes equal to 12.25%. Your return in the notes is capped at 12.25%.

o No Principal Protection--You will lose some or all of your Principal Amount invested at maturity, if the level of the Index declines between the Initial Valuation Date and the Final Valuation Date and the closing level of the Underlying Index is below the Barrier on any trading day prior to and including the Final Valuation Date (a "Barrier Breach Event").

o Diversification--The Notes may provide diversification within the equity portion of your portfolio through exposure to the Index.

Selected Risk Considerations:

     An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in this pricing supplement.

o Principal at Risk--You may receive less, and possibly significantly less, than your Principal Amount at maturity, if a Barrier Breach Event occurs and the closing level of the Index is below the Initial Index Level on the Final Valuation Date. You will suffer a 1% loss of principal for every 1% decrease in the Index level.

o No Interest or Dividend Payments--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Index (the "Index Constituent Stocks"). Any return on your Notes will be paid at maturity.

o There May Be Little or No Secondary Market for the Notes--The Notes will not be listed on any U.S. or foreign securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. RBC Capital Markets Corporation and potentially other affiliates of Royal Bank intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

The Notes may be a suitable investment for you if:

o You seek an investment with a return linked to the performance of the Underlying Index.

o    You are willing to hold the Notes to maturity.

o    You do not seek current income from this investment.

o    You do not seek principal protection if held to maturity.

o You believe the level of the Index will increase during the term of the Notes (and therefore you will receive a positive return on your investment).

The Notes may not be a suitable investment for you if:

o    You are unable or unwilling to hold the Notes to maturity.

o You seek an investment that offers principal protection if held to maturity.

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

o    You seek current income from your investments.

o You believe the level of the Index will decline during the term of the Notes (and therefore you may receive a negative return on your investment).

o    You seek an investment for which there will be an active secondary market

Who publishes the S&P 500(R) Index and what the S&P 500(R) Index measures

     The S&P 500(R) Index is published by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's(R)" or "S&P(R)" or "Index Sponsor") and is intended to provide an indication of the pattern of common stock price movement. The value of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Standard & Poor's(R) chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor's Stock Guide Database, which Standard & Poor's(R) uses as an assumed model for the composition of the total market.
     For more information on the Index, please see the section entitled "The Index" in this pricing supplement.
Information on the S&P 500(R) Index level

     You can obtain the S&P 500(R) Index level from the Bloomberg Financial(R) service under the symbol "SPX," and from the Index Sponsor's website, www.standardandandpoors.com.

No ownership interest in the stocks included in the Index

     An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid or other distributions, in the stocks of the companies included in the Index.

What Are the Tax Consequences?

     The United States federal income tax consequences of your investment in the Notes are uncertain. In the opinion of our United States federal income tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as a pre-paid derivative contract with respect to the Index and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

     For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes and for a discussion of a recent notice from the Internal Revenue Service that may affect the tax treatment of your Notes, see "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" in this pricing supplement.

     For a discussion of the Canadian federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental Canadian Tax Considerations" in this pricing supplement.

How Do the Notes Perform at Maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

Step 1: What is the final index level and is it less than or greater than the initial index level?

The "Initial Index Level" is the closing level of the Index on the Initial Valuation Date and the "Final Index Level" is the closing level of the Index on the Final Valuation Date.

Step 2: Calculate the percentage change.

The Percentage Change is equal to the following formula (expressed as a percentage):

Percentage Change  =    Final Index Level - Initial Index Level
                        ---------------------------------------
                                  Initial Index Level

Step 3: Calculate the payment at maturity.

     If, at maturity, the Final Index Level is greater than or equal to the Initial Index Level (in which case the Percentage Change will be positive), then the investor will receive an amount equal to:


          o    Principal Amount + ( Principal Amount x Contingent Coupon)


     If, at maturity, the Final Index Level is less than the Initial Index Level (in which case the Percentage Change will be negative):


          o And if on ANY trading day from and excluding the Pricing Date to and including the Valuation Date, the closing level of the Index was less than the Barrier (a "Barrier Breach Event"), then, at maturity, the investor will receive less than all of the Principal Amount, in an amount equal to:

                    o Principal Amount + [Principal Amount x Percentage Change], or



          o But if NO Barrier Breach Event occurred, then, at maturity, the investor will receive an amount equal to the Principal Amount.

Hypothetical Returns

     The following table illustrates the payment at maturity (including, where relevant, the payment of any additional amount) for a $1,000 principal amount note for a hypothetical contingent coupon of 12.25% and a barrier of 80%. The following results are based solely on the hypothetical example cited using an Initial Basket Level of 100. The numbers appearing in the table below have been rounded for ease of analysis.



     Hypothetical Example of Amounts Payable at Maturity             Hypothetical Example of Amounts Payable at Maturity
-------------------------------------------------------------   -------------------------------------------------------------
           Barrier Breach Event* Has Not Occurred                             Barrier Breach Event* Has Occurred
-------------------------------------------------------------   -------------------------------------------------------------
 Ending Basket                                 Payment at           Ending Basket                             Payment at
     Level               Basket Return          Maturity                Level           Basket Return          Maturity
-------------------------------------------------------------   -------------------------------------------------------------
     150                   12.25%              $1,122.50                150                12.25%             $1,122.50
     145                   12.25%              $1,122.50                145                12.25%             $1,122.50
     140                   12.25%              $1,122.50                140                12.25%             $1,122.50
     135                   12.25%              $1,122.50                135                12.25%             $1,122.50
     130                   12.25%              $1,122.50                130                12.25%             $1,122.50
     125                   12.25%              $1,122.50                125                12.25%             $1,122.50
     120                   12.25%              $1,122.50                120                12.25%             $1,122.50
     115                   12.25%              $1,122.50                115                12.25%             $1,122.50
     110                   12.25%              $1,122.50                110                12.25%             $1,122.50
     105                   12.25%              $1,122.50                105                12.25%             $1,122.50
     100                    0.00%              $1,000.00                100                 0.00%             $1,000.00
      95                    0.00%              $1,000.00                 95                -5.00%               $950.00
      90                    0.00%              $1,000.00                 90               -10.00%               $900.00
      85                    0.00%              $1,000.00                 85               -15.00%               $850.00
      80                    0.00%              $1,000.00                 80               -20.00%               $800.00
-------------------------------------------------------------   -------------------------------------------------------------
      75                     n/a                   n/a                   75               -25.00%               $750.00
      70                     n/a                   n/a                   70               -30.00%               $700.00
      65                     n/a                   n/a                   65               -35.00%               $650.00
      60                     n/a                   n/a                   60               -40.00%               $600.00
      55                     n/a                   n/a                   55               -45.00%               $550.00
      50                     n/a                   n/a                   50               -50.00%               $500.00
-------------------------------------------------------------   -------------------------------------------------------------
*Barrier Breach Event: the closing level of the index closes    *Barrier Breach Event: the closing level of the index closes
below the barrier on any trading day during the term of the     below the barrier on any trading day during the term of the
note from and excluding the pricing date to and including       note from and excluding the pricing date to and including
the valuation date.                                             the valuation date.

Sample Calculations of the Payment Amount

     The examples set out below are included for illustration purposes only. The levels of the Underlying Index used to illustrate the calculation of the Percentage Change are not estimates or forecasts of the Initial Index Level and Final Index Level (each as defined in "Payment Under the Notes-- Calculation of Percentage Change") of the Underlying Index on which the calculation of the Percentage Change will depend. All examples assume that a holder has purchased Notes with an aggregate Principal Amount of $10,000, a Barrier of 80% of the Initial Index Level, a contingent coupon of 12.25% and that no market disruption event has occurred.



Example 1--    Calculation of the payment at maturity where the Final Index
               Level is greater than or equal to the Initial Index Level (and the Percentage Change is less than the contingent coupon) whether or not a Barrier Breach Event has occurred.
               Percentage Change:      5%
               Payment at Maturity     $10,000 + ($10,000 x 12.25%) = $10,000 +
                                       $1,225 = $11,225.
               On a $10,000 investment, a 5% Percentage Change results in a payment at maturity of $11,225, a 12.25% return on the Notes.



Example  2--   Calculation of the payment at maturity where the Final Index
               Level is greater than or equal to the Initial Index Level (and the Percentage Change is greater than the contingent coupon)
               whether or not a Barrier Breach Event has occurred.
               Percentage Change:      15%
               Payment at Maturity     $10,000 + ($10,000 x 12.25%) = $10,000 +
                                       $1,225 = $11,225.
               On a $10,000 investment, a 15% Percentage Change results in a payment at maturity of $11,225, a 12.25% return on the Notes.



Example 3--    Calculation of the payment at maturity where the Final Index
               Level is less than the Initial Index Level and during the term of the Note a Barrier Breach Event has occurred.
               Percentage Change:      -25%
               Payment at Maturity     $10,000 + ($10,000 x -25%) = $10,000 -
                                       $2,500 = $7,500.
               On a $10,000 investment, a -25% Percentage Change results in a payment at maturity of $7,500, a -25% return on the Notes.



Example 4--    Calculation of the payment at maturity where the Final Index
               Level is less than the Initial Index Level and no Barrier Breach
               Event has occurred.
               Percentage Change:      -10%
               Payment at Maturity     $10,000 + ($10,000 x -10%) = $10,000 -
                                       $1,000 = $9,000; however, because the
                                       Index never closed below Barrier during
                                       the term of the Note, the Payment at
                                       Maturity will be the Principal Amount.
               On a $10,000 investment, a -10% Percentage Change results in a payment at maturity of $10,000, a 0% return on the Notes.

                                  RISK FACTORS

     The Notes are not secured debt and are riskier than ordinary unsecured debt securities. The return on the Notes is linked to the performance of the Index. Investing in the Notes is not equivalent to investing directly in the Index Constituent Stocks or the Index itself. See "The Index" below for more information.

     This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Notes.

The Notes Do Not Pay Interest or Guarantee Return of Your Investment

     The Notes do not pay interest and may return less, possibly significantly less, than the Principal Amount invested. The amount payable at maturity will be determined pursuant to the terms described in this pricing supplement. At maturity, if a Barrier Breach Event has occurred and the Index depreciates between the Initial Valuation Date and the Final Valuation Date, you will lose a portion of your Principal Amount at a rate of 1% loss of principal for every 1% decrease in the Index level.

Owning the Notes Is Not the Same as Owning the Index Constituent Stocks or a Security Directly Linked to the Performance of the Index

     The return on your Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks or a security directly linked to the positive performance of the Index and held such investment for a similar period because the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks. Even if the level of the Index appreciates from the Initial Index Level during the term of the Notes, the market value of the Notes prior to maturity may not increase by the corresponding amount. It is also possible for the market value of the Notes prior to maturity to decline while the level of the Index appreciates.

The Return on the Notes is Capped at 12.25%

     Even if the Index level rises more than 12.25%, your payment at maturity on the Notes is limited to the Contingent Coupon (12.25%) plus the principal invested. If you are very bullish on the prospects of the Index and believe that it will increase by more than 12.25% at maturity, you will not receive the excess of such increase over 12.25%.

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

     The market value of your Notes may fluctuate between the date you purchase them and the Final Valuation Date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

     o the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

     o    the composition of the Index and changes in the Index Constituent
          Stocks;

     o    the market price of the Index Constituent Stocks;

     o the dividend rate paid on the Index Constituent Stocks (while not paid to holders of the Notes, dividend payments on the Index Constituent Stocks may influence the value of the Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Notes);

     o    whether a Barrier Breach Event has occurred;

     o supply and demand for the Notes, including inventory positions with RBC Capital Markets Corporation or any other market-maker;

     o    interest rates in the market;

     o    the time remaining to the maturity of the Notes;

     o    the creditworthiness of Royal Bank; and

     o economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally.

     In general, assuming all relevant factors are held constant, we anticipate that the effect on the market value of the notes based on a given change in most of the factors listed above will be less if it occurs earlier in the term of the notes than if it occurs later in the term of the notes.

The Inclusion in the Purchase Price of the Notes of A Selling Concession and of Our Cost of Hedging its Market Risk under the Notes is Likely to Adversely Affect the Value of the Notes Prior to Maturity.

     The price at which you purchase the notes includes a selling concession (including a broker's commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price. We expect that this effect will be greater if it occurs earlier in the term of the notes than if it occurs later in the term of the notes.

We are not affiliated with any Index company and are not responsible for any disclosure made by any Index company.

     While we currently, or in the future, may engage in business with companies represented by constituent stocks of the Index, neither we nor any of our affiliates, including the selling agents, assume any responsibility for the adequacy or accuracy of any publicly available information about any companies represented by the constituent stocks of the Index or the calculation of the Index. You should make your own investigation into the Index and the companies represented by its constituent stocks. See the section entitled "The Index" below for additional information about the Index.

     Neither the Index Sponsor or any of its affiliates, or any of the companies that comprise the Index is involved in this offering of the notes or has any obligation of any sort with respect to the Notes. As a result, none of those companies has any obligation to take your interests into consideration for any reason, including taking any corporate actions that might affect the value of the Notes.

There May Not Be an Active Trading Market in the Notes--Sales in the Secondary Market May Result in Significant Losses.

     You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. RBC Capital Markets Corporation and other affiliates of Royal Bank currently intend to make a market for the Notes, although they are not required to do so. RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

     If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

Changes That Affect the Index Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity

     The policies of the Index Sponsor concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example by changing the manner in which it calculates the Index, or if the Index Sponsor discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the closing level of the Index is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent--which initially will be The Bank of New York--may determine the closing level of the Index or fair market value of the Notes --and thus the Final Index Level and the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

Royal Bank and its Affiliates Have No Affiliation with the Index Sponsor and Are Not Responsible for its Public Disclosure of Information.

     Royal Bank and its affiliates are not affiliated with the Index Sponsor in any way (except for licensing arrangements discussed below in "The Index") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" and "--Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation". The Index Sponsor is not involved in the offer of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions that might affect the value of your Notes.

     We have derived the information about the Index Sponsor and the Index in this pricing supplement from publicly available information, without independent verification. Neither we, nor any of our affiliates, assume any responsibility for the adequacy or accuracy of the information about the Index or the Index Sponsor contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Index and the Index Sponsor.

Historical Performance of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Notes.

     The trading prices of the Index Constituent Stocks will determine the Index level. As a result, it is impossible to predict whether, or the extent to which, the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Constituent Stocks and the level of the Index. Accordingly, the historical performance of the Index should not be taken as an indication of the future performance of the Index.

Trading and Other Transactions by Royal Bank or its Affiliates in the Index Constituent Stocks, Futures, Options, Exchange-Traded Funds or Other Derivative Products on the Index Constituent Stocks or the Index May Impair the Market Value of the Notes.

     As described below under "Use of Proceeds and Hedging", we or one or more affiliates may hedge our obligations under the Notes by purchasing or selling the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index, and we may adjust these hedges by, among other things, purchasing or selling the Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index or the Index Constituent Stocks at any time. Although they are not expected to, any of these hedging activities may decrease the market price of the Index Constituent Stocks and/or the level of the Index, and, therefore, decrease the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

     We or one or more of our affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could decrease the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, decrease the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

     As noted above, Royal Bank and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests Royal Bank and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

     Royal Bank and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of Royal Bank or another affiliate of Royal Bank and the interests of holders of the Notes. Moreover, Royal Bank subsidiaries, including RBC Capital Markets Corporation has published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Index Constituent Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by Royal Bank, RBC Capital Markets Corporation or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Notes.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

     The tax treatment of the Notes is uncertain. Moreover, adding further uncertainty, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

     Please read carefully the sections entitled "Summary--What Are the Tax Consequences?" and "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" in this pricing supplement, and the section "Tax Consequences" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

     Please read carefully the sections entitled "Summary--What Are the Tax Consequences?" and "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" in this pricing supplement, and the section "Tax Consequences" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

You Will Not Receive Interest Payments on the Notes or Dividend Payments on the Index Constituent Stocks or Have Shareholder Rights in the Index Constituent Stocks.

     You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As a holder of the Notes, you will not have voting rights or any other rights that holders of the Index Constituent Stocks may have.

The Calculation Agent Can Postpone the Determination of the Final Index Level or the Maturity Date if a Market Disruption Event Occurs on the Final Valuation Date.

     The determination of the final index level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the Final Valuation Date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

     If the Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Final Valuation Date. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event".

Royal Bank Has a Non-Exclusive Right to Use the Index

     S&P 500(R) Index is a trade or service mark of S&P and is licensed for use by us. The notes have not been passed on by S&P as to their legality or suitability. The notes are not issued, endorsed, sold, or promoted by S&P. S&P MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

     We have been granted a non-exclusive right to use the Index and related trademarks in connection with the Notes. If we breach our obligations under the license, the Index Sponsor will have the right to terminate the license. If the Index Sponsor chooses to terminate the license agreement, we still have the right to use the Index and related trademarks in connection with the Notes until their maturity, provided that we cure our breach within thirty days of the termination of the license. If we fail to cure this breach, it may become difficult for us to determine the payment amount of the Notes at maturity. The calculation agent in this case will determine the average index level or the fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate in its reasonable discretion.

                                    THE INDEX

     We have obtained all information regarding the S&P 500(R) Index contained in this pricing supplement, including its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by S&P. S&P has no obligation to continue to publish, and may discontinue publication of, the S&P 500(R) Index. The consequences of S&P discontinuing publication of the S&P 500(R) Index are discussed in the section entitled "Description of the Notes: Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation." We do not assume any responsibility for the accuracy or completeness of any information relating to the S&P 500(R) Index.

Index Description
     The S&P 500(R) Index, or S&P 500(R), includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The history of the S&P 500(R) dates back to 1923 when Standard & Poor's introduced an index covering 233 companies. The S&P 500(R) Index, as it is known today, was introduced in 1957 when it was expanded to include 500 companies. Additional information is available on the website http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

     Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. Royal Bank cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Notes receiving a positive return on their investment.

     S&P and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Notes. The Index is owned and published by S&P. The license agreement between S&P and Royal Bank provides that the following language must be set forth in this pricing supplement:

     The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Index to track general stock market performance. S&P's only relationship to Royal Bank is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to Royal Bank or the Notes. S&P has no obligation to take the needs of Royal Bank or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.


S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO

EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's", "S&P", "S&P 500", "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Royal Bank. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.
     The licensing agreement between the Bank and The McGraw-Hill Companies, Inc. is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.



                             Historical Information


The graph below sets forth the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters in each of 2005, 2006, 2007, the first and second quarter of 2008, as well as for the period from July 1, 2008 through July 15, 2008.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the market level of the Reference Asset on the Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

                                     S&P 500
                                    (99 - 07)
                                 [CHART OMITTED]



                                                                                                  Period-End
                                               High Intra-Day           Low Intra-Day          Closing Level of
   Period-Start          Period-End             Level of the            Level of the            the Underlying
       Date                 Date              Underlying Index        Underlying Index              Index
       ----                 ----              ----------------        ----------------              -----
     1/1/2005             3/31/2005               1229.11                 1163.69                  1180.59
     4/1/2005             6/30/2005               1219.59                 1136.15                  1191.33
     7/1/2005             9/30/2005               1245.86                 1183.55                  1228.81
    10/1/2005            12/30/2005               1275.8                  1168.2                   1248.29

     1/1/2006             3/31/2006               1310.88                 1245.74                  1294.83
     4/1/2006             6/30/2006               1326.7                  1219.29                  1270.2
     7/1/2006             9/29/2006               1340.28                 1224.54                  1335.85
    10/1/2006            12/29/2006               1431.81                 1327.1                   1418.3

     1/1/2007             3/31/2007               1461.57                 1363.98                  1420.86
     4/1/2007             6/30/2007               1540.56                 1416.37                  1503.35
     7/1/2007             9/30/2007               1555.9                  1370.6                   1526.75
    10/1/2007            12/31/2007               1576.09                 1406.10                  1468.36

     1/1/2008             3/31/2008               1471.77                 1256.98                  1322.70
     4/1/2008             6/30/2008               1440.24                 1272                     1280
     7/1/2008             7/15/2008               1292.17                 1200.44                  1214.91


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                           SPECIFIC TERMS OF THE NOTES

     In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of the Notes We May Offer--Legal Ownership" in the accompanying prospectus supplement and "Description of Securities We May Offer--Ownership and Book-Entry Issuance" in the accompanying prospectus.

     The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C" (the "medium-term notes") that we may issue under the senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all medium-term notes are described in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

     Please note that the information about the price to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     We describe the terms of the Notes in more detail below. References to "Index" mean the S&P 500(R) Index.

Coupon

     We will not pay you interest during the term of the Notes.

Denomination

     We will offer the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof (except that non-U.S. investors may be subject to higher minimums).

Defeasance

     There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

     If the Final Index Level is greater than or equal to the Initial Index Level, whether or not a Barrier Breach Event has occurred, then, at maturity, you will receive a cash payment equal to:

         Principal Amount + (Principal Amount x Contingent Coupon)

     If the Final Index Level is less than the Initial Index Level and a Barrier Breach Event has occurred, then, at maturity, you will receive a cash payment equal to:

         Principal Amount + (Principal Amount x Percentage Change)

     If the Final Index Level is less than the Initial Index Level and a Barrier Breach Event has not occurred, then, at maturity, you will receive a cash payment equal to the Principal Amount.

     The "Contingent Coupon" is equal to 12.25%.

     The Barrier is 80% of the Initial Index Level. A Barrier Breach Event shall occur when the level of the Underlying Index closes below the Barrier on any trading day from and excluding the Initial Valuation Date, to and including the Final Valuation Date.

     The "Percentage Change", expressed as a percentage, will be calculated as follows:

          Percentage Change =   Final Index Level - Initial Index Level
                                ---------------------------------------
                                          Initial Index Level


where, the "Initial Index Level" is the closing level of the Index on the Initial Valuation Date and the "Final Index Level" is the closing level of the Index on the Final Valuation Date.



     The Notes are not principal protected. You may lose some or all of your initial investment.

Maturity Date

     If the maturity date stated on the cover of this pricing supplement is not a business day, then the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date referred to below, then the maturity date will be the third business day following the final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

Final Valuation Date

     The final valuation date will be the final valuation date stated on the cover of this pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

Market Disruption Event

     As set forth under "--Payment at Maturity" above, the calculation agent will determine the final index level on the final valuation date. As described above, the final valuation date may be postponed and thus the determination of the final index level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day after the final valuation date on which no market disruption event occurs or is continuing as the final index level. In no event, however, will the determination of the final index level be postponed by more than ten business days.

     If the determination of the final index level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the final index level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event and determine the final index level.

     Any of the following will be a market disruption event:

     o a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

     o a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

     o the Index is not published, as determined by the calculation agent in its sole discretion; or

     o in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging".

     The following events will not be market disruption events:

     o a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

     o a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

     For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

     If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount".

     For the purpose of determining whether the holders of our medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Note outstanding as the principal amount of that Note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities--Modification and Waiver" and "--Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies".

Default Amount

     The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

     o the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

     o the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

     During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

     The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

     o    no quotation of the kind referred to above is obtained, or

     o every quotation of that kind obtained is objected to within five business days after the due date as described above.

     If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

     For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

     o A-1 or higher by Standard & Poor's Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

     o P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

     If the Index Sponsor discontinues publication of the Index and it or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the percentage change, initial index level, final index level and the amount payable at maturity by reference to such successor index.

     If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or another index and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

     If the calculation agent determines that the securities included in the Index or the method of calculating the Index has been changed at any time in any respect--including any addition, deletion or substitution and any re-weighting or rebalancing of the Index Constituent Stocks and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Constituent Stocks or their issuers or is due to any other reason--that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the percentage change, initial index level, final index level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the percentage change used to determine the amount payable on the maturity date is equitable.

     All determinations and adjustments to be made by the calculation agent with respect to the percentage change, initial index level, final index level, the amount payable at maturity or otherwise relating to the closing level of the Index may be made by the calculation agent in its sole discretion.

Manner of Payment and Delivery

     Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

     When we refer to a business day with respect to the Notes, we mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

Role of Calculation Agent

     The Bank of New York will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the initial index level, the final index level, the percentage change and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

                           USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

     In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or purchases and/or sales of listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

     o acquire or dispose of securities of the issuers of Index Constituent Stocks;

     o acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks;

     o acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

     o   any combination of the above three.

     We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

     We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the equities market.

     The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" in this pricing supplement for a discussion of these adverse effects.

                         SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

     The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders (as defined in the accompanying prospectus). It applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

     This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

     There is no authority directly related to the proper treatment of the Notes for federal income tax purposes and therefore the proper treatment of the Notes is highly uncertain. By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) as a pre-paid derivative contract with respect to the Index. If the Notes are so treated, you should generally recognize short-term capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. Notwithstanding that short-term gains are taxable at ordinary income rates, subject to the possibility of using up to $3,000 of capital loss to offset ordinary income, losses in respect of the Notes would generally be deductible only against capital gains.

     In the opinion of our United States federal income tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement are materially correct.

     Alternative Treatments. On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of your Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as your Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, you will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments. You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations. Royal Bank of Canada intends to continue treating your Notes for U.S. federal income tax purposes in accordance with the treatment described in the paragraphs above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

     Other alternative treatments are possible. For example, it is possible that the Internal Revenue Service might assert that your Notes should be treated as short-term contingent debt. There is no statutory, judicial or regulatory authority that specifically addresses how short-term contingent debt should be treated for U.S. federal income tax purposes. If your Notes are properly characterized short-term contingent debt instruments, it would generally be reasonable for you to not include any amounts into income in respect of your Notes until the sale or maturity of your Notes. You should consult your tax advisor regarding the possibility that your Notes could be treated as short-term contingent debt and, if the Notes are so treated, the character of any gain or loss you may recognize upon the disposition or maturity of your Notes.

     Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Supplemental Canadian Tax Considerations

     The discussion below supplements the discussion under "Certain Income Tax Consequences-- Certain Canadian Income Tax Consequences" in the attached prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus supplement).

     Interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note (including any payment at maturity in excess of the principal amount) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     With respect to the Notes, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the denomination of the Note specified, at the price specified on the front cover of this preliminary pricing supplement. RBC Capital Markets Corporation intends to resell each Note it purchases at the original issue price specified in the final pricing supplement. In the future, RBC Capital Markets Corporation or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We expect that delivery of the Notes will be made against payment for the Notes on or about July 18, 2008, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as "T+3"). For more information about the plan of distribution, the distribution agreement and possible market-making activities, see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     To the extent the underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the notes as such term is defined in the Securities Act of 1933, as amended.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.





                                  US$3,817,000



                                   [RBC LOGO]
                              Royal Bank of Canada
                    Senior Global Medium-Term Notes, Series C
        Contingent Risk Bullish Notes Linked to the S&P 500(R) Index, due
                               February 18, 2009

                                  July 15, 2008